Exhibit (a)(1)(A)

ORBITZ WORLDWIDE, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR
NEW STOCK OPTIONS
(As amended and restated on May 18, 2010)

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT MIDNIGHT, U.S. CENTRAL DAYLIGHT TIME, ON MAY 28, 2010,
UNLESS WE EXTEND THE OFFER.

This document constitutes part of the Section 10(a) Prospectus relating to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan.

The date of this Offer is May 3, 2010.

Orbitz Worldwide, Inc. (“Orbitz Worldwide,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange certain underwater stock options for a lesser number of new stock options (“new stock options”) to be granted under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated (the “Equity and Incentive Plan”). The new stock options will have an exercise price equal to the fair market value of a share of our common stock at the completion of the exchange offer.

You are eligible to participate in the exchange offer if you are employed by us or one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date the old stock options are canceled and new stock options are granted to replace them. Unless extended, the exchange offer will expire at midnight, U.S. Central Daylight Time, on May 28, 2010.

Options eligible for exchange in the exchange offer are outstanding stock options to purchase our common stock that have an exercise price of $15.00 per share (the “eligible options”).

In this document, we use the term “option” to mean a particular option grant to purchase a specified number of shares of our common stock on or after the vesting date at a specified exercise price per share. We will not accept a partial tender of eligible options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.” The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options. The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options. We will not issue any fractional new stock options. Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options. The following table calculates hypothetical exchange ratios based on the Black-Scholes value of the old stock options as of April 16, 2010, assuming certain stock prices at the completion of the exchange offer. This table is for illustrative purposes only. The actual exchange ratio that will be used to determine the number of new stock options that will be granted in the exchange offer will be calculated based on the value of the old stock options and the fair market value of our common stock at the time of the completion of the exchange offer.

Exchange Ratios of Old Stock Options to New Stock Options

	Fair Market Value(1) of Orbitz Worldwide Common Stock at the Completion of the Exchange Offer
Exercise Price of Old Stock Options	$6	$7	$8	$9

$15.00	0.35	0.42	0.48	0.53
$15.00 (converted Travelport equity)	0.36	0.43	0.49	0.54

(1)	Defined as the mean between highest and lowest reported sales price per share of our common stock on the date in question (or if such date is not a trading day, on the last preceding date on which there was a sale of our common stock).

If you are eligible to participate in the exchange offer, you will receive an Election Form that lists each eligible option grant that is eligible for exchange in this exchange offer.

The new stock options granted in the exchange offer will represent rights to purchase shares of our common stock at a specified exercise price on dates when those rights will have vested following a required period of employment. A portion of the new stock options issued in the exchange offer may be vested to the extent the old stock options were vested, but an option holder will be required to wait six months after the completion of the exchange offer before he or she may exercise the new vested stock options. The remaining portion of the new stock options will be unvested at the time of grant and will become vested, subject to the eligible employee’s continued employment with us, pursuant to the vesting schedule of the old stock options. However, an option holder will be required to wait until the six-month anniversary of the completion of the exchange offer before he or she may exercise any portion of the unvested new stock options that later vest within six months of the completion of the exchange offer. A participant in the exchange offer will generally forfeit any new stock options he or she receives to the extent they remain unvested at the time his or her employment with us terminates for any reason. The new stock options will have the same maximum term as the old stock options, subject to earlier expiration in the event of termination of employment.

Participation in the exchange offer is voluntary, and there are no penalties for electing not to participate. If you elect not to participate in the exchange offer, you will not receive new stock options pursuant to the exchange offer and your eligible stock options will remain outstanding according to their existing terms.

If you want to exchange your eligible options, you must notify Orbitz Worldwide of your election before the exchange offer expires. You may notify Orbitz Worldwide of your election by completing, signing and returning the Election Form to Paul Wolfe, GVP-Human Resources, according to the instructions contained in the Election Form before the exchange offer expires.

At any time you may also request a copy of any stock option exchange program document by contacting us at tenderoffer@orbitz.com.

To inform yourself about the exchange offer, you should:

•	Read this whole document and all related attachments, including but not limited to, the Election Form, the Notice of Withdrawal, the Equity and Incentive Plan and the applicable form of the stock option award agreement;

•	Review the list of your eligible option grants in the Election Form;

•	Consider the questions and answers in the attached Summary Term Sheet; and

•	Call Paul Wolfe, GVP-Human Resources at (312) 894-4850 or send an email to tenderoffer@orbitz.com, if you have questions about the exchange offer.

We are making the exchange offer upon the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal. The exchange offer is not conditioned on a minimum number of stock options being tendered for exchange or upon a minimum number of eligible employees electing to participate the exchange offer. The exchange offer is, however, subject to conditions that we describe in Section 7 (“Conditions of the Exchange Offer”) of Part III of this document.

Shares of our common stock are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “OWW”. On May 17, 2010, the closing price of one share of our common stock on the NYSE was $5.85. We recommend that you obtain current market prices for our common stock before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although the board of directors has approved the exchange offer, neither we nor the board of directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, we have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the exchange offer.

You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 (“Additional Information”) of Part III of this document and any other authorized communications from Orbitz Worldwide generally made available to eligible employees, as no other representations or information have been authorized by us. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the exchange offer.

The new stock options we are offering may end up being worth less than your eligible options. In evaluating the exchange offer, you should keep in mind that the future performance of Orbitz Worldwide and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and other companies in our industry, and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”). In particular, we recommend that you read our 2009 Annual Report on Form 10-K (“2009 Form 10-K”), which has been filed with the SEC and is available free of charge on the SEC’s website at www.sec.gov.

The statements in this document concerning the eligible options, the Equity and Incentive Plan and the new stock options are summaries of the material terms but are not complete descriptions of the eligible options, the Equity and Incentive Plan or the new stock options. The equity plan under which the eligible options were granted (the Equity and Incentive Plan) and the forms of the new stock option award agreements have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit). See Section 18 (“Additional Information”) of Part III of this document for additional information regarding the Schedule TO.

This exchange offer is not being made to option holders in any jurisdiction in which our making the exchange offer or accepting any tendered eligible options is illegal. We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to the option holders residing in such jurisdiction.

NEITHER THE SEC NOR ANY STATE OR NON-U.S. SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW STOCK OPTIONS OR THE EXCHANGE OFFER OR PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

I. SUMMARY TERM SHEET	1
How the Stock Option Exchange Program Works	1
Background and Reasons for the Exchange Offer	4
Duration of the Exchange Offer	5
How to Elect to Participate in the Exchange Offer	6
U.S. Federal and International Income Tax Considerations	7
How to Get More Information	7
II. CERTAIN RISKS OF PARTICIPATING IN THE EXCHANGE OFFER	8
Economic Risks	8
Tax-Related Risks for U.S. Residents	8
Tax-Related Risks for non-U.S. Residents	9
Business-Related Risks	9
III. THE EXCHANGE OFFER	9
1. Eligibility	9
2. Number of New Stock Options; Expiration Date	9
3. Purpose of the Exchange Offer	11
4. Procedures for Tendering Stock Options	12
5. Withdrawal Rights and Change of Election	14
6. Acceptance of Stock Options for Exchange and Issuance of New Stock Options	15
7. Conditions of the Exchange Offer	16
8. Price Range of Our Common Stock	18
9. Source and Amount of Consideration; Terms of New Stock Options	18
10. Information Concerning Orbitz Worldwide, Inc	21
11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Stock Options	23
12. Status of Stock Options Accepted by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer	23
13. Legal Matters; Regulatory Approvals	24
14. Material U.S. Federal Income Tax Consequences	24
15. Considerations Specific to Eligible Employees Outside of the U.S.	25
16. Extension of Exchange Offer; Termination; Amendment	25
17. Fees and Expenses	26
18. Additional Information	26
19. Miscellaneous	27
APPENDIX A	A-1
APPENDIX B	B-1

I. SUMMARY TERM SHEET

The following are answers to some questions you may have about the exchange offer. The answers are summaries and do not describe all of the details of the exchange offer. You should read this whole document, the Election Form, the Notice of Withdrawal, the Equity and Incentive Plan and the applicable form of stock option award agreement because they contain the full details of the exchange offer and the terms of the new stock options, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

References in this document to “Orbitz Worldwide,” the “Company,” “we,” “us” and “our” mean Orbitz Worldwide, Inc., and references to the time “the exchange offer expires” means midnight, U.S. Central Daylight Time, on May 28, 2010, or if we extend the exchange offer period, any later date and/or time that we specify. References to the “Offer to Exchange” mean this document and its appendices. References to the “offer” or the “program” mean the stock option exchange program described in this Offer to Exchange. References to dollars (“$”) are to U.S. dollars.

HOW THE STOCK OPTION EXCHANGE PROGRAM WORKS

1. What is the Exchange Offer?

Beginning on May 3, 2010 and ending at midnight, U.S. Central Daylight Time, on May 28, 2010, unless we extend the exchange offer period, each eligible employee (described in Question 2 below) will be given the opportunity to exchange eligible options (described in Question 6 below) for a lesser number of new stock options with an exercise price equal to the fair market value of a share of our common stock at the completion of the exchange offer. The number of new stock options an eligible employee will receive in exchange for his or her eligible options will be determined by the exchange ratio (described in Question 10 below). The new stock options will be vested to the extent the old stock options were vested (described in Question 11 below), but an option holder will be required to wait six months after the completion of the exchange offer before he or she may exercise the new vested stock options. The remaining portion of the new stock options will be unvested and will become vested, subject to the eligible employee’s continued employment with us, pursuant to the vesting schedule of the old stock options, provided that an option holder will be required to wait until the six-month anniversary of the completion of the exchange offer before he or she may exercise any portion of the unvested new stock options that later vest within six months of the completion of the exchange offer.

2. Am I eligible to participate?

Only “eligible employees” may participate in the exchange offer. Generally, you are eligible to participate in the exchange offer if you are an employee of Orbitz Worldwide or one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date the old stock options are canceled and new stock options are granted to replace them. Any eligible employee holding eligible options who elects to participate, but whose employment terminates for any reason prior to the grant of the new stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will no longer be eligible to participate in the exchange offer and will instead retain his or her eligible options subject to their existing terms. (See Section 1 of Part III.)

3. Are individuals outside of the U.S. eligible to participate?

Generally, yes. Our employees who are located outside of the U.S. are eligible to participate in the exchange offer. Please be sure to read Section 15 (“Consideration Specific to Eligible Employees Outside of the U.S.)” of Part III and Appendix B (“Guide to International Issues”), which discuss the terms of the exchange offer specific to eligible employees outside of the U.S.

4. What is a stock option?

A stock option is the right to purchase a specified number of shares of stock at a specified exercise price per share, regardless of the actual market price of the stock at the time the option is exercised, on dates when the right will have vested following a required period of employment. The specified “exercise” price is the “fair market value” of a share of our common stock on the date the stock option is granted.

Due to subsequent market fluctuations, at any given time after the stock option is granted, the prevailing market price of a share of our common stock may be greater than, equal to or less than the exercise price of the stock option. When the market price is greater than the exercise price of the stock option (otherwise known as an “in-the-money” stock option), the option holder receives value from exercising the stock option because he or she is able to buy the stock underlying the stock option at an exercise price that is less than the prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” stock option) generally would not exercise the stock option. The stock options eligible for exchange under this program currently are “out-of-the-money.”

5. What happens if my employment terminates before the old stock options are canceled?

If you tender eligible options for exchange under the exchange offer, but your employment with Orbitz Worldwide or one of our domestic or foreign subsidiaries terminates for any reason before the tendered options are canceled and new stock options are granted, then your tender will automatically be deemed withdrawn and you will no longer be eligible to participate in the exchange offer. You will retain your eligible options subject to their existing terms.

6. Which stock options may I exchange?

Only “eligible options” may be exchanged under this program. Eligible options are those outstanding stock options having an exercise price of $15.00 per share. To determine which of your stock option grants are eligible for exchange, you should review the Election Form provided to you which lists all of your stock option grants with an exercise price of $15.00 per share. (See Section 2 of Part III.)

7. If I participate, what will happen to my current stock options?

Each eligible option that you elect to exchange under this program will be canceled promptly following the expiration of the exchange offer, and you receive new stock options. Each eligible option grant that you do not elect for exchange will remain outstanding subject its existing terms. (See Sections 6 and 12 of Part III.)

8. I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

No. You may exchange your eligible option grants on a grant-by-grant basis or none at all. However, we will not accept a partial tender of eligible options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety. (See Section 2 of Part III.)

9. May I tender a partially vested stock option?

Yes. Your eligible options do not need to be fully vested in order for you to participate in the exchange offer.

10. If I participate, how many new stock options will I receive?

If you elect to participate in the exchange offer, you will receive a lesser number of new stock options. The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.” The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options. The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options. We will not issue any fractional new stock options. Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options. The following table calculates hypothetical exchange ratios based on the Black-Scholes value of the old stock options as of April 16, 2010, assuming certain stock prices at the completion of the exchange offer.

Exchange Ratios of Old Stock Options to New Stock Options

	Fair Market Value(1) of Orbitz Worldwide Common Stock at the Completion of the Exchange Offer
Exercise Price of Old Stock Options	$6	$7	$8	$9

$15.00	0.35	0.42	0.48	0.53
$15.00 (converted Travelport equity)	0.36	0.43	0.49	0.54

(1)	Defined as the mean between highest and lowest reported sales price per share of our common stock on the date in question (or if such date is not a trading day, on the last preceding date on which there was a sale of our common stock).

For example, if an eligible employee tendered 100 eligible options (which had not been granted as additional consideration in connection with the conversion of his or her Travelport equity awards) and the fair market value of our common stock was $7 at the completion of the exchange offer, the eligible employee would receive 42 new stock options having an exercise price of $7 per share. This table is for illustrative purposes only. The actual exchange ratio that will be used to determine the number of new stock options that will be granted in the exchange offer will be calculated based on the value of the old stock options and the fair market value of our common stock at the time of the completion of the exchange offer.

11. When will my new stock options vest?

The new stock options received in exchange for eligible options will be subject to the same vesting schedule as the old stock options. To the extent the old stock options were vested, the corresponding portions of the new stock options will be vested on the date of the grant, provided that the option holder will be required to wait six months after the completion of the exchange offer before exercising the new vested stock options. The remaining portion of the new stock options will be unvested at the time of grant and will become vested, subject to the eligible employee’s continued employment with us, pursuant to the vesting schedule of the old stock options. However, an option holder will be required to wait until the six-month anniversary of the completion of the exchange offer before he or she may exercise any portion of the unvested new stock options that later vest within six months of the completion of the exchange offer.

Only a whole number of new stock options will vest in any period. Any fractional new stock option that would otherwise vest will be carried over to the next vesting period. (See Section 9 of Part III.)

12. What will I receive when my new stock options vest?

When your new stock options vest, you will have the right to purchase shares of our common stock at an exercise price per share equal to the fair market value of our common stock at the completion of the exchange offer. However, an option holder will be required to wait six months after the completion of the exchange offer before he or she may exercise any potion of the new vested stock options.

13. What is the source of the common stock that will be issued under my new stock options?

The new stock options will be granted under the Equity and Incentive Plan. Shares subject to any tendered eiligible options as well as any new stock options that are later forfeited or terminated before being exercised will again become available for issuance pursuant to the Equity and Incentive Plan.

14. What happens if my employment terminates before all of my new stock options vest?

Except as otherwise provided in your new stock option award agreement, you will generally forfeit any new stock options that are not vested on the date your employment with Orbitz Worldwide or one of our domestic or foreign subsidiaries terminates for any reason. Any shares of common stock that you receive upon exercise of your new stock options are yours to keep even after you leave Orbitz Worldwide.

15. If I participate, when will I receive my new stock option award agreement?

New stock options will be granted promptly following the expiration of the exchange offer in exchange for all properly tendered eligible options. You will receive an email from Fidelity Investments, our equity plan administrator, when your new stock option grant has been loaded into their system and is available for acceptance. You will be required to formally accept your grant online at https://netbenefits.fidelity.com before it can be exercised.

16. Where will I be able to view my new stock option grant?

You will be able to view your new stock option grant and monitor your vesting dates through the Fidelity website (https://netbenefits.fidelity.com), similar to what you have previously been able to do with your prior equity grants. Once you have accepted your new stock options, your Fidelity account will automatically reflect the shares of our common stock available under the new stock options.

17. Will my new stock options ever expire?

The new stock options will have the same expiration date as the old stock options, subject to earlier expiration in the event of termination of your employment with us.

18. Are there risks that I should consider in deciding whether to exchange my eligible options?

Yes. Exchanging your eligible options for new stock options does have some risks. You should carefully review the discussion of these risks in Part II (“Certain Risks of Participating in the Exchange Offer”) of this document.

19. Why should I consider participating in the exchange offer?

The decision to participate in the exchange offer must be each eligible employee’s personal decision. In evaluating the exchange offer, you should keep in mind that the future performance of Orbitz Worldwide and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and other companies in our industry, and the other risks and uncertainties set forth in our filings with the SEC. You should also consider the number of new stock options that may be received in exchange for eligible options and the potential exercise price of the new stock options.

20. Are there conditions to the exchange offer?

Yes. The exchange offer is subject to a number of other conditions that are described in Section 7 of Part III. The exchange offer is not conditioned on any minimum number of stock options being tendered for exchange or upon a minimum number of eligible employees electing to participate in the exchange offer. Participation in the exchange offer is completely voluntary.

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

21. Why is Orbitz Worldwide making the exchange offer?

The board of directors has determined that it is in our best interests and the best interests of our shareholders to authorize the stock option exchange program to increase the retentive and motivational value of certain outstanding equity awards for our employees. We have granted stock options to a significant portion of our employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our shareholders. While our employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees. Because the eligible options are currently underwater, we are lacking a significant component of our compensation strategy. Eligible employees who choose to participate in the exchange offer will receive new stock options with an exercise price based on the fair market value of our common stock at the completion of the exchange and will have an opportunity to benefit from future increases in the price of our common stock. The new stock options will also provide an ongoing performance incentive for our employees to work towards improving our business because the new stock options will only have value if our common stock price increases. (See Section 3 of Part III.)

22. Why did Orbitz Worldwide choose to offer this exchange for new stock options rather a cash payment for the underwater options?

We considered a number of alternatives before concluding that a stock option exchange program was the most effective vehicle to retain and incentivize our employees who have deeply underwater stock options. We considered the payment of cash for underwater stock options; however, the payment of cash for underwater stock options would consume cash needed for other operational needs of our business. (See Section 3 of Part III.)

23. If I have already held my eligible options through the required vesting periods, why is there an additional six-month holding requirement for the corresponding new stock options?

We believe that the additional six-month holding requirement will further our objective in motivating our employees to build shareholder value.

24. Will there be additional equity grants in the future?

The compensation committee of the board of directors periodically evaluates our compensation programs, including future grants of equity awards under the Equity and Incentive Plan. The compensation committee has authority, among other things, to determine who will be granted awards under the Equity and Incentive Plan. Although the compensation committee believes equity compensation is a key component of our employee’s compensation packages, there can be no assurance that you will receive additional equity grants in the coming year or in future years.

25. Is it likely that an offer similar to this one will be made in the future?

While the compensation committee evaluates our compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of the exchange offer (including the expiration date stated in this Offer to Exchange), you may not have another similar opportunity in the future.

26. Does the board of directors have a recommendation about the exchange offer?

The board of directors is not making a recommendation about the exchange offer. Although the compensation committee and the board of directors have approved the exchange offer, they recognize that the decision to participate in the exchange offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee, nor the board of directors is making a recommendation as to whether or not you should participate in the exchange offer.

27. Is there any information regarding Orbitz Worldwide that I should be aware of?

Yes. Your decision to participate in the exchange offer should take into account the factors described in this Offer to Exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our 2009 Form 10-K. In addition, before making a decision to tender your eligible options, you should carefully review the information about Orbitz Worldwide discussed in Part II (“Certain Risks of Participating in the Exchange Offer”) and in Section 10 of Part III (“Information Concerning Orbitz Worldwide, Inc.”) of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

DURATION OF THE EXCHANGE OFFER

28. How long will the exchange offer remain open? Can the exchange offer period be extended, and if so, how will I know if it is extended?

The exchange offer begins on May 3, 2010 and is scheduled to expire at midnight, U.S. Central Daylight Time, on May 28, 2010. No exceptions will be made to this expiration date, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the offer period at any time. If we extend the offer period, we will publicly announce the extension no later than 8 a.m., U.S. Central Daylight

Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 16 of Part III.)

29. If the offer period is extended, how will the extension affect the date on which the new stock options will be granted?

If we extend the offer period and you elect to participate in it, you must properly tender the eligible options you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your award of new stock options will be granted, promptly following the extended expiration.

HOW TO ELECT TO PARTICIPATE IN THE EXCHANGE OFFER

30. What do I need to do to participate in the exchange offer?

To properly elect to exchange your eligible options, you must notify Orbitz Worldwide of your election before midnight, U.S. Central Time, on the expiration date, which is currently May 28, 2010. Complete, sign and return the Election Form to Paul Wolfe, GVP-Human Resources, according to the instructions contained in the Election Form before the exchange offer expires.

31. Do I have to return the Election Form or any other document if I do not want to exchange my eligible options?

No. You do not have to return any documents to us if you do not wish to exchange your eligible options. If you do not return an executed Election Form, you will not be able to participate in the stock option exchange program. This program is completely voluntary, and there are no penalties for electing not to participate in the exchange offer.

32. If I elect to exchange my eligible options by submitting an Election Form, can I later change my mind?

Yes. If you decide to participate in the exchange offer and later you change your mind, you may withdraw your election at any time before the exchange offer expires by submitting a Notice of Withdrawal. (See Section 5 of Part III.)

Your election to withdraw must be received by Paul Wolfe, GVP-Human Resources, before the exchange offer expires. If you then decide to make a new election, you must submit a new executed Election Form before the exchange offer expires.

33. Will Orbitz Worldwide accept all eligible options tendered for exchange?

We intend to accept all eligible options that are properly tendered for exchange unless the exchange offer is terminated. If we terminate the exchange offer, we will communicate this to you by 8 a.m., U.S. Central Daylight Time, on the first business day after the exchange offer expires (i.e., if the expiration date is May 28, 2010, this communication will be made no later than 8 a.m., U.S. Central Daylight Time, on June 1, 2010). The communication may be made orally or by written or electronic notice or public announcement. (See Sections 6 and 16 of Part III.)

34. What happens to my eligible options if I do not accept the exchange offer?

Nothing. If you do not elect to participate in the exchange offer, you will keep all your current stock options, subject to their existing terms. (See Section 4 of Part III.)

35. What if I am out of the office or on leave of absence or sabbatical during the exchange offer period?

If you will be on a leave of absence, extended paid-time-off or sabbatical during any portion of the exchange offer period, you may request that copies of the Election Form be mailed to your home address by contacting us at tenderoffer@orbitz.com. It is your responsibility to contact us to obtain the stock option exchange program documents if you will be out of the office for an extended time during the exchange offer period. If you do not submit an executed Election Form, you will not be able to participate in the stock option exchange program.

U.S. FEDERAL AND INTERNATIONAL INCOME TAX CONSIDERATIONS

36. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the exchange offer?

We do not believe that there will be any immediate U.S. federal income tax consequences of receiving new stock options in exchange for your eligible options if you are subject to U.S. federal income taxes. U.S. employees will generally be subject to tax (including income and employment tax withholding (e.g., FICA)) upon exercise of the new stock options.

37. What are the tax consequences if I live outside of the U.S.?

Eligible employees who are residents of countries other than the U.S. who receive new stock options in the exchange offer will be subject to the income and social insurance tax laws of those countries. See Section 15 (“Considerations Specific to Eligible Employees Outside of the U.S.”) of Part III and Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of this exchange offer to non-U.S. participants. If you are subject to income tax in more than one country, you should be aware that there may be income and social insurance tax consequences in addition to those described in this Offer to Exchange that may apply to you. Please consult with your personal tax advisor to discuss these consequences.

38. Are there special considerations for people on international assignment or who have transferred from another Orbitz Worldwide location in another country?

For participants on international assignment or who have recently transferred within Orbitz Worldwide internationally, please refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange. If your questions are not answered by the attached international guide, please consult with your personal tax advisor.

HOW TO GET MORE INFORMATION

39. Who can I talk to if I have questions about the exchange offer?

For additional information or assistance, you should call Paul Wolfe, GVP-Human Resources at (312) 894-4850 or send an email to tenderoffer@orbitz.com.

40. How can I get another copy of the stock option exchange program documents?

At any time you may request a copy of any stock option exchange program document by contacting us at tenderoffer@orbitz.com.

II. CERTAIN RISKS OF PARTICIPATING IN THE EXCHANGE OFFER

Participation in the exchange offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading entitled “Risk Factors” in our 2009 Form 10-K highlight the material risks of participating in the exchange offer. Eligible employees should carefully consider these risks and are encouraged to speak with a personal tax advisor as necessary before deciding to participate in the exchange offer. We strongly recommend that you read the rest of this Offer to Exchange. In addition, eligible employees who live and work outside of the U.S. are encouraged to read Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the U.S.”) and Appendix B (“Guide to International Issues”) of this Offer to Exchange which discuss certain income and social insurance tax consequences in various countries and consult with their personal tax advisor as necessary before deciding to participate in the exchange offer.

ECONOMIC RISKS

If our common stock price increases after the date your tendered stock options are canceled, including if we are acquired by or merge with another company, your canceled stock options might have been worth more than the new stock options that you receive in exchange for them.

We cannot predict the market price of our common stock. It is possible over time that the stock options you tender for exchange could have had a greater value than the new stock options you will receive in the exchange offer. We may engage in transactions in the future with business partners or other companies or significantly change our structure, ownership, organization or management or the make-up of the board of directors that could affect the market price of our common stock.

We will not grant new stock options to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered options, we will not grant new stock options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or NYSE listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting new stock options. In such a situation we would rescind the acceptance of your tendered eligible options, and you would retain your eligible options subject to their existing terms.

TAX-RELATED RISKS FOR U.S. RESIDENTS

General

We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. You will not recognize any income at the time your new stock options are granted. However, upon exercise of a new stock option, you will generally subject to employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

You should review Section 14 of Part III (“Material U.S. Federal Income Tax Consequences”) carefully for a more detailed discussion of the potential income tax consequences of participating in the exchange offer. We recommend that you consult with your personal tax advisor with respect to the tax consequences relating to your specific circumstances before deciding whether or not to participate in the exchange offer.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

If you reside outside of the U.S., you should refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of the exchange offer under various non-U.S. laws.

If you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction and you participate in the exchange offer, the tax consequences of your receipt of new stock options may differ significantly from the U.S. federal income tax consequences. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to eligible employees outside of the U.S. by using the procedures described in Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the U.S.”). In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the exchange offer.

If you are eligible for the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you. We recommend that you consult with your personal tax advisor to discuss these consequences.

BUSINESS-RELATED RISKS

For a description of risks related to Orbitz Worldwide’s business, please see the section entitled “Risk Factors” in our 2009 Form 10-K.

III. THE EXCHANGE OFFER

Section 1. Eligibility.

Individuals are “eligible employees” if they are employed by us or one of our domestic or foreign subsidiaries both at the time the exchange offer commences and on the date the old stock options are canceled and new stock options are granted to replace them. Any eligible employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the new stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the exchange offer and will instead retain his or her eligible options subject to their existing terms. If you are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

Section 2. Number of New Stock Options; Expiration Date.

We are offering eligible employees the opportunity to exchange outstanding stock options with an exercise price of $15.00 per share for a lesser number of new stock options. We refer to outstanding stock options with an exercise price of $15.00 per share as “eligible options.” This exchange offer is subject to the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.

The new stock options granted in the exchange offer will represent rights to purchase shares of our common stock at a specified exercise price on dates when those rights will have vested following a required period of employment. A portion of the new stock options issued in the exchange offer may be vested to the extent the old stock options were vested, but an option holder will be required to wait six months after the completion of the exchange offer before he or she may exercise the new vested stock options. The remaining portion of the new stock options will be unvested at the time of grant and will become vested, subject to the eligible employee’s continued employment with us, pursuant to the vesting schedule of the old stock options. However, an option holder will be required to wait until the six-month anniversary of the completion of the exchange offer before he or she may exercise any portion of the unvested new stock options that later vest within six months of the completion of the exchange offer. A participant in the exchange offer will generally forfeit any new stock options he or she receives to the extent they remain unvested at the time his or her employment with us terminates for any reason. The new stock options will have the same maximum term as the old stock options, subject to earlier expiration in connection with termination of employment. The new stock options will be granted under, and will be subject to the terms and conditions of, the Equity and Incentive Plan and a stock option award agreement between Orbitz Worldwide and the eligible employee.

The total number of shares of our common stock currently reserved for issuance under the Equity and Incentive Plan is 15,100,000 shares, of which 11,787,907 shares were outstanding and 3,312,093 shares were available for future issuance as of March 31, 2010. Of these, there were options to purchase approximately 1,291,040 shares of our common stock held by eligible employees that are eligible to be exchanged in the exchange offer. We are not able to predict how many or which eligible employees will exchange their eligible options.

Assuming that all of these eligible options are exchanged for new stock options, based on the hypothetical fair market values of our common stock below, the estimated number of new stock options to be granted at the completion of the exchange offer is as follows:

		Number of
		New Stock	Net Stock
		Options	Options
	Eligible	to be	for Future
Fair Market Value of Common Stock at the Completion of the Exchange Offer	Options	Granted	Grant

$9 per share	1,291,040	685,278	605,762
$8 per share	1,291,040	620,726	670,314
$7 per share	1,291,040	543,264	747,776
$6 per share	1,291,040	452,891	838,149

In the exchange offer, you may exchange your eligible option grants on a grant-by-grant basis or none at all. However, we will not accept a partial tender of eligible options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.” The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options. The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options. We will not issue any fractional new stock options. Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options. The following table calculates hypothetical exchange ratios based on the Black-Scholes value of the old stock options as of April 16, 2010, assuming certain stock prices at the completion of the exchange offer.

Exchange Ratios of Old Stock Options to New Stock Options

	Fair Market Value(1) of Orbitz Worldwide Common Stock at the Completion of the Exchange Offer
Exercise Price of Old Stock Options	$6	$7	$8	$9

$15.00	0.35	0.42	0.48	0.53
$15.00 (converted Travelport equity)	0.36	0.43	0.49	0.54

(1)	Defined as the mean between highest and lowest reported sales price per share of our common stock on the date in question (or if such date is not a trading day, on the last preceding date on which there was a sale of our common stock).

For example, if an eligible employee tendered 100 eligible options (which had not been granted as additional consideration in connection with the conversion of his or her Travelport equity awards) and the fair market value of our common stock was $7 at the completion of the exchange offer, the eligible employee would receive 42 new stock options having an exercise price of $7 per share. This table is for illustrative purposes only. The actual exchange ratio that will be used to determine the number of new stock options that will be granted in the exchange offer will be calculated based on the value of the old stock options and the fair market value of our common stock at the time of the completion of the exchange offer.

You will receive an Election Form which lists all of your stock option grants. If you have misplaced your Election Form, you may request a replacement form by contacting us at tenderoffer@orbitz.com.

The exchange offer will expire at midnight, U.S. Central Daylight Time, on May 28, 2010 (the “expiration date”) unless we, in our sole discretion, extend the period of time during which the exchange offer will remain open. If we extend the exchange offer period, the term “expiration date” will mean the latest time and date at which the exchange offer expires. See Section 16 (“Extension of Exchange Offer; Termination; Amendment”) below for a description of our rights to extend, delay, terminate and/or amend the exchange offer.

Section 3. Purpose of the Exchange Offer.

We have granted stock options to a significant portion of our employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our shareholders. While our employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees. Because the eligible options are currently underwater, we are lacking a significant component of our compensation strategy.

Many of our employees view equity as a significant component of their overall compensation. However, because the eligible options are significantly underwater, most of our employees believe that these eligible options have little, if any, value. These underwater eligible options are no longer an effective means of retaining our key employees, despite the fact that we will continue to recognize compensation expense for these stock options over the remaining service period. Further, in the wake of the current economic environment, offering significant cash incentives to improve the retention of our key employees may not be desirable. The board of directors believes that the Company currently faces a substantial risk of employees departing for other opportunities unless we recapture the potential value of their outstanding equity incentives.

We have designed the terms of the exchange offer with the objective of increasing the retentive and motivational value of outstanding equity awards for our employees. We considered a number of alternatives before concluding that a stock option exchange program is the most effective vehicle to retain and incentivize our employees who have deeply underwater stock options. We considered the payment of cash for underwater stock options; however, the payment of cash for underwater stock options would consume cash needed for other operational needs of the business.

We concluded a stock option exchange program will effectively retain and motivate our employees, and benefit our shareholders for the following reasons:

•	Improved retention will enhance long-term shareholder value. Because the eligible options are underwater and most of our employees view their underwater stock options as having little or no value, our outstanding underwater stock options are ineffective as incentives. We believe that we need to offer new ways to motivate and retain our employees to enhance long-term shareholder value. Eligible employees who choose to participate in the exchange offer will receive new stock options with an exercise price based on the fair market value of our common stock at the time of the completion of the exchange offer and will have an opportunity to benefit from future increases in the price of our common stock. The new stock options will also provide an ongoing performance incentive for our employees to work toward improving our business because the new stock options will only have value if our common stock price increases.

•	Dilution will be reduced. The exchange offer is expected to reduce our equity overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value, as we would cancel a large number of underwater stock options and issue a fewer number of new stock options in their place. We currently record a substantial charge to earnings for the eligible options, which is adverse to the best interest of our shareholders since these underwater stock options have no value in retaining the employees who are key to our success.

•	The proposed exchange ratios are intended to make the exchange offer neutral to our financial results. The exchange ratios that will be used to determine the number of new stock options that will be issued for surrendered stock options will be calculated to provide as near as possible an equal exchange of value.

Eligible options and the new stock options will be valued using the Black-Scholes option pricing model, which uses several variables to determine fair value, including the market price of our common stock on the grant date. The exchange ratios will result in fewer shares being subject to the new stock options than were subject to the underwater stock options tendered in the exchange offer. Although the actual financial impact of the exchange offer will depend on the final results of the exchange offer and actual exchange ratios, we believe the exchange offer will result in a nominal amount of incremental compensation expense, if any, for financial accounting purposes.

The board of directors is not making a recommendation about the exchange offer. Although the compensation committee and the board of directors have approved the exchange offer, they recognize that the decision to participate in the exchange offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee, nor the board of directors is making a recommendation as to whether or not you should participate in the exchange offer.

Section 4. Procedures for Tendering Stock Options.

Proper Tender of Stock Options.

To properly elect to exchange your eligible options, you must notify Orbitz Worldwide of your election before midnight, U.S. Central Daylight Time, on the expiration date, which is currently May 28, 2010. Complete, sign and return the Election Form to Paul Wolfe, GVP-Human Resources, according to the instructions contained in the Election Form before the exchange offer expires.

At any time you may also request a copy of any stock option exchange program document by contacting us at tenderoffer@orbitz.com.

To submit an executed Election Form, you must send the entire Election Form via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and executed Election Form and email it to tenderoffer@orbitz.com.

Via Facsimile:

Orbitz Worldwide, Inc., Attn: Paul Wolfe, GVP-Human Resources at (312) 894-4856.

Via Regular Mail, Overnight Courier or Hand Delivery:

Orbitz Worldwide, Inc., 500 West Madison Street, Suite 1000, Chicago, Illinois 60661, Attn: Paul Wolfe, GVP-Human Resources.

Your acceptance of this exchange offer will be effective as of the date and time we receive your executed Election Form by any of the methods described above. It is your responsibility to ensure that your election is received by Orbitz Worldwide before the exchange offer expires.

You may confirm that your executed Election Form (or Notice of Withdrawal) has been received by us by sending an email to tenderoffer@orbitz.com. We intend to confirm receipt of your executed Election Form within three business days of receipt. However, it is your responsibility to ensure that we have received your Election Form before the exchange offer expires.

If we do not receive your executed Election Form before midnight, U.S. Central Daylight Time, on the expiration date, which is currently May 28, 2010, you will be deemed to have elected not to participate in the exchange offer, and you will retain all of your outstanding eligible options subject to their existing terms.

Your proper and timely submission of an Election Form or Notice of Withdrawal will constitute a “submitted election.” To be timely, your election must be RECEIVED by Orbitz Worldwide before the exchange offer expires.

The method of delivery of your executed Election Form is at your election and risk. Your executed Election Form will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your form.

Determination of Validity; Rejection of Tendered Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the number of shares subject to the eligible options, and the validity, form, eligibility (including time of receipt) of the submitted elections (including any changes of elections) and the acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any eligible options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the eligible options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be deemed properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Eligible Options Constitute an Agreement.

If you elect to exchange your eligible options by submitting an executed Election Form in accordance with the procedures described above, you are accepting the terms and conditions of the exchange offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange and the Election Form. Subject to our rights to extend, delay, terminate and/or amend the exchange offer, we currently expect that we will accept promptly after the expiration of the exchange offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Eligible Options.

If you elect to exchange your eligible options and we accept those options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option award agreement(s) evidencing them will be deemed null and void. New stock options will be granted promptly following the expiration of the exchange offer in exchange for all properly tendered eligible options. All new stock options will be granted under the Equity and Incentive Plan and will be subject to the terms and conditions of a new stock option award agreement between you and Orbitz Worldwide. As promptly as practicable after the grant date you will receive an email from Fidelity Investments, our equity plan administrator, when your new stock option grant has been loaded into their system and your new stock option agreement (in the appropriate form filed as exhibits to our Tender Offer Statement on Schedule TO but with all the blanks filled in) is available for acceptance. You will be required to formally accept your grant online at https://netbenefits.fidelity.com before it can be exercised. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not be able to participate in the exchange offer with respect to your eligible options and you will retain your eligible options subject to their existing terms.

Questions About the Exchange Offer.

You can ask questions about the exchange offer or request assistance by contacting Paul Wolfe, GVP-Human Resources at (312) 894-4850 or sending an email to tenderoffer@orbitz.com. You can request additional copies of the stock option exchange program documents and copies of the Election Form or Notice of Withdrawal by sending an email to us at tenderoffer@orbitz.com.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw your tendered eligible options or change your election only in accordance with the provisions of this Section 5.

If you previously elected to exchange eligible options for new stock options by submitting an executed Election Form and you would like to withdraw your election to exchange your eligible options, you must notify Orbitz Worldwide of your withdrawal. Complete, sign and return the Notice of Withdrawal to Paul Wolfe, GVP-Human Resources, according to the instructions contained in the Notice of Withdrawal so that we receive it before the exchange offer expires.

You may withdraw your tendered eligible options at any time before midnight, U.S. Central Daylight Time, on May 28, 2010. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the exchange offer.

Please note that, just as you may not tender only a part of your eligible options within a particular grant, you may also not withdraw your election with respect to only part of that grant. Accordingly, if you elect to withdraw only a portion of previously tendered eligible options within a particular grant, you will be deemed to have withdrawn your election with respect to all of the eligible options represented by that particular grant.

To submit a Notice of Withdrawal, you must send the entire Notice of Withdrawal via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and executed Notice of Withdrawal and email it to us at tenderoffer@orbitz.com.

Via Facsimile:

Orbitz Worldwide, Inc., Attn: Paul Wolfe, GVP-Human Resources at (312) 894-4856.

Via Regular Mail, Overnight Courier or Hand Delivery:

Orbitz Worldwide, Inc., 500 West Madison Street, Suite 1000, Chicago, IL 60661, Attn: Paul Wolfe, GVP-Human Resources.

Your Notice of Withdrawal will be effective as of the date and time we receive it by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Orbitz Worldwide before the exchange offer expires.

Orbitz Worldwide must receive your Notice of Withdrawal before midnight, U.S. Central Daylight Time, on May 28, 2010, unless the exchange offer is extended, in which case your Notice of Withdrawal must be received before the extended expiration date.

You may confirm that your executed Notice of Withdrawal has been received by us by sending an email to tenderoffer@orbitz.com. We intend to confirm receipt of your executed Notice of Withdrawal within three business days of receipt. However, it is your responsibility to ensure that we have received your Notice of Withdrawal before the exchange offer expires.

If you later decide to make a new election to tender your eligible options in the exchange offer, you must submit a new executed Election Form by following the instructions in Section 4 (“Procedures for Tendering Stock Options”) above. Please see Section 4 above for contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. The last election or withdrawal received by Orbitz Worldwide before the exchange offer expires will be binding, and you will not be permitted to make any further elections or withdrawals after the exchange offer expires.

You may not rescind any withdrawal, and the eligible options you withdraw will thereafter be deemed not to have been properly tendered for purposes of the exchange offer, unless you properly re-tender those eligible options by submitting a new executed Election Form before the exchange offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal and the Election Forms. Our determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered eligible options from the exchange offer must be RECEIVED by Orbitz Worldwide before the exchange offer expires.

The method of delivery of your executed Notice of Withdrawal is at your election and risk. Your executed Notice of Withdrawal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your form.

If your employment with Orbitz Worldwide or one of our domestic or foreign subsidiaries terminates prior to the date the old stock options are canceled pursuant to the exchange offer, any eligible options you tender will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the one-year period following your termination during which those options remain exercisable pursuant to your stock option award agreement.

Section 6. Acceptance of Stock Options for Exchange and Issuance of New Stock Options.

Upon the terms and subject to the conditions of the exchange offer and promptly following the expiration date, we expect to accept for exchange all eligible options properly tendered and not validly withdrawn before the exchange offer expires. All eligible options accepted by us pursuant to the exchange offer will be canceled as of the date and time of acceptance, and you will no longer have any rights under those options. New stock options will be granted as of the date and time of our acceptance.

You may exchange your eligible option grants on a grant-by-grant basis or none at all. However, we will not accept a partial tender of eligible options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, we will reject your tender for that grant in its entirety. (See Section 2 of Part III.)

All new stock options will be granted under the Equity and Incentive Plan and will be subject to the terms and conditions of a stock option award agreement between you and Orbitz Worldwide. As promptly as practicable after the grant date you will receive an email from Fidelity Investments, our equity plan administrator, when your new stock option grant has been loaded into their system and your new stock option agreement (in the appropriate form filed as exhibits to our Tender Offer Statement on Schedule TO but with all the blanks filled in) is available for acceptance. You will be required to formally accept your grant online at https://netbenefits.fidelity.com before it can be exercised. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not be able to participate in the exchange offer with respect to your eligible options and you will retain your eligible options subject to their existing terms.

If your employment with Orbitz Worldwide or one of our domestic or foreign subsidiaries terminates prior to the date the old stock options are canceled pursuant to the exchange offer, any eligible options you tender will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the one-year period following your termination during which those options remain exercisable pursuant to your stock option award agreement.

It is possible that, prior to the cancelation of eligible options tendered for exchange and the grant of new stock options, we might effect or enter into an agreement for a merger or other similar transaction in which Orbitz Worldwide is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the exchange offer, you may withdraw your tendered options and have all the rights afforded you under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the exchange offer, in which case your eligible options and your rights under them will remain intact subject to their existing terms.

If you elect to participate in the exchange offer, and we are acquired by another company after we accept and cancel your tendered options and grant you new stock options, the compensation committee shall have the authority, in its sole discretion, to: (a) accelerate the vesting of, payment of or right to exercise the new stock options effective immediately upon the occurrence of a Change in Control (as defined in the Equity and Incentive Plan); and (b) cause the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to the new stock options granted under the Equity and Incentive Plan to lapse and deem such new stock options fully vested.

Section 7. Conditions of the Exchange Offer.

Subject to the rules of the SEC and notwithstanding any other term or condition of this exchange offer, we will not be required to accept for exchange any tendered eligible options and may terminate or amend the exchange offer or postpone the acceptance of any tendered eligible options, if at any time on or after commencement of the exchange offer, and before the exchange offer expires, any of the following events shall occur (or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the exchange offer or to accept any tendered eligible options for exchange:

•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the exchange offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of new stock options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the exchange offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new stock options for, some or all of the tendered eligible options;

•	materially impair (such as by increasing the accounting or other costs of the exchange offer to us) the contemplated benefits of the exchange offer to us or the eligible employees as further described in Section 3 (“Purpose of the Exchange Offer”) above; or

•	materially and adversely affect the business, financial condition, income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would negatively affect the extension of credit by banks or other lending institutions in the U.S.;

•	any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the U.S. or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, financial condition, operations or prospects or on the trading in our common stock;

•	any change in the general political, market, economic or financial conditions in the U.S. or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, financial condition, operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer;

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the exchange offer;

•	a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

•	any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than five percent of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the exchange offer expires);

•	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the exchange offer expires has acquired or proposed to acquire beneficial ownership of an additional two percent or more of the outstanding shares of our common stock; or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to the holders thereof;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions of the exchange offer are for our benefit. We may assert them at our sole discretion before the exchange offer expires. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our sole discretion, whether or not we waive any other conditions to the exchange offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

Our common stock is quoted on the NYSE under the trading symbol “OWW”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NYSE.

	High	Low

Fiscal Year Ended December 31, 2008
First Quarter	$8.66	$4.51
Second Quarter	$8.99	$4.92
Third Quarter	$7.63	$3.49
Fourth Quarter	$6.05	$2.00
Fiscal Year Ended December 31, 2009
First Quarter	$4.39	$1.10
Second Quarter	$2.75	$1.25
Third Quarter	$6.76	$1.74
Fourth Quarter	$8.11	$4.66
Fiscal Year Ended December 31, 2010
First Quarter	$7.86	$5.73
Second Quarter (through May 17, 2010)	$7.59	$5.42

On May 17, 2010, the closing price per common share as reported by the NYSE was $5.85.

Our common stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and may continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have adversely affected the market valuations of many companies, and that have often been unrelated or disproportionate to the operating performance or financial condition of these companies.

We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your stock options.

Section 9. Source and Amount of Consideration; Terms of New Stock Options.

Consideration.

The number of eligible options that an eligible employee would surrender for cancelation in exchange for the grant of new stock options is known as the “exchange ratio.” The exchange ratio will be calculated to result in the issuance of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the eligible options. The fair values will be calculated using the Black-Scholes option pricing model, which will take into account our common stock price at the completion of the exchange offer, the original exercise price and other terms of the eligible options as well as other variables including the volatility of our common stock and the expected term of the new stock options. We will not issue any fractional new stock options. Accordingly, any exchange that would result in a fractional new stock option will be rounded up to the nearest whole number of new stock options. The following table calculates hypothetical exchange ratios based on the Black-Scholes value of the old stock options as of April 16, 2010, assuming certain stock prices at the completion of the exchange offer.

Exchange Ratios of Old Stock Options to New Stock Options

	Fair Market Value(1) of Orbitz Worldwide Common Stock at the Completion of the Exchange Offer
Exercise Price of Old Stock Options	$6	$7	$8	$9

$15.00	0.35	0.42	0.48	0.53
$15.00 (converted Travelport equity)	0.36	0.43	0.49	0.54

(1)	Defined as the mean between highest and lowest reported sales price per share of our common stock on the date in question (or if such date is not a trading day, on the last preceding date on which there was a sale of our common stock).

For example, if an eligible employee tendered 100 eligible options (which had not been granted as additional consideration in connection with the conversion of his or her Travelport equity awards) and the fair market value of our common stock was $7 at the completion of the exchange offer, the eligible employee would receive 42 new stock options having an exercise price of $7 per share. This table is for illustrative purposes only. The actual exchange ratio that will be used to determine the number of new stock options that will be granted in the exchange offer will be calculated based on the value of the old stock options and the fair market value of our common stock at the time of the completion of the exchange offer.

Each eligible employee will receive an Election Form identifying the stock options held by him or her that have an exercise price of $15.00 per share and therefore are eligible for exchange in the exchange offer.

All options eligible for exchange were granted under the Equity and Incentive Plan. Stock options that we accept and cancel in the exchange offer will be returned to the Equity and Incentive Plan. For a detailed discussion of the number of new stock options to be granted in the exchange offer, see Section 2 (“Number of New Stock Options; Expiration Date”) above.

Terms of the New Stock Options

The new stock options granted in the exchange offer will be granted under the Equity and Incentive Plan and will be subject to the terms and conditions of a stock option award agreement between you and Orbitz Worldwide. As promptly as practicable after the grant date you will receive an email from Fidelity Investments, our equity plan administrator, when your new stock option grant has been loaded into their system and your new stock option agreement (in the appropriate form filed as exhibits to our Tender Offer Statement on Schedule TO but with all the blanks filled in) is available for acceptance. You will be required to formally accept your grant online at https://netbenefits.fidelity.com before it can be exercised. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election and do not submit another election before the exchange offer expires, you will not be able to participate in the exchange offer with respect to your eligible options and you will retain your eligible options subject to their existing terms. The following description of the new stock options to be granted under the Equity and Incentive Plan is a summary of the material terms of these awards.

Important Note:  The description below of the Equity and Incentive Plan and the new stock options to be granted in the exchange offer is merely a summary and is not intended to be complete. This summary is qualified in its entirety by reference to the complete text of the Equity and Incentive Plan and the applicable form of the stock option award agreement evidencing the new stock options. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit).

General.  The Equity and Incentive Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, executive officers and other employees, advisors and consultants who are selected by the compensation committee for participation in the Equity and Incentive Plan.

Shares Available for Issuance.  The total number of shares of our common stock currently reserved for issuance under the Equity and Incentive Plan is 15,100,000 shares, of which 11,787,907 shares were outstanding and 3,312,093 shares were available for future issuance as of March 31, 2010. The number of shares of our common stock reserved for issuance under the Equity and Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits and other dilutive changes in our common stock. Shares of our common stock subject to equity-based awards that are forfeited, canceled, exchanged, surrendered or terminated or that expire, or shares of our common stock that are surrendered or withheld as payment for the exercise price of an award and/or withholding taxes in respect of an award, will again be available for issuance under the Equity and Incentive Plan.

Purpose.  The stated purpose of the Equity and Incentive Plan is to incentivize selected officers and other employees of the Company to remain with the Company, to increase their efforts on behalf of the Company and to promote the success of our business.

Administration.  The Equity and Incentive Plan is administered by the compensation committee, which is comprised solely of independent directors. The compensation committee has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The compensation committee is also authorized to determine to what extent an award may be settled, canceled, forfeited or surrendered, to interpret the Equity and Incentive Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Equity and Incentive Plan. Where the vesting or payment of an award under the Equity and Incentive Plan is subject to the attainment of performance goals, the compensation committee is responsible for certifying that the performance goals have been attained. Neither the compensation committee nor the board of directors has the authority under the Equity and Incentive Plan to reprice, or to cancel and re-grant, any stock option granted under the Equity and Incentive Plan, or to take any action that would lower the exercise, base or purchase price of any award granted under the Equity and Incentive Plan without first obtaining the approval of our shareholders.

Nature of New Stock Options.  The new stock options to be granted in the exchange offer represent rights to purchase shares of our common stock at a specified exercise price on dates when those rights will have vested following a required period of employment. The new stock options will have the same maximum term as the old stock options, subject to earlier expiration in the event of termination of employment.

Vesting.  The new stock options received in exchange for eligible options will be subject to the same vesting schedule as the corresponding old stock options exchanged in the exchange offer. A portion of the stock options issued in the exchange offer will be vested to the extent the old stock options were vested; however, the option holder will be required to wait six months after the completion of the exchange offer before he or she may exercise the new vested stock options. The remaining portion of the new stock options will be unvested at the time they are granted and will vest, subject to the eligible employee’s continued employment with Orbitz Worldwide, pursuant to the vesting schedule of the old stock options. However, an option holder will be required to wait until the six-month anniversary of the completion of the exchange offer before exercising any portion of the unvested new stock options that later vest within six months of the completion of the exchange offer.

Termination of Employment.  In the event a participant in the exchange offer ceases to be an employee of Orbitz Worldwide or any of our subsidiaries at any time prior to the vesting of the participant’s new stock options, all of such participant’s new stock options which are unvested at the time of termination of employment generally will be forfeited and canceled.

Transfer Restrictions.  Until they have vested and have been exercised, new stock options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution. New stock options that are vested at the completion of the exchange offer or within six months thereafter cannot be exercised until six months after the completion of the exchange offer.

Adjustments Upon Certain Events.  In the event that the compensation committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the compensation committee will make those equitable adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of our common stock or other property that may thereafter be issued in connection with future awards;

•	the number and kind of shares of our common stock or other property that may be issued under outstanding awards;

•	the exercise price or purchase price of any outstanding award;

•	the performance goals applicable to outstanding awards; and

•	the maximum number of shares of our common stock that can be issued to any one participant in any one year.

Amendment or Termination of the Equity and Incentive Plan.  The board of directors may amend or terminate the Equity and Incentive Plan at any time, provided that the amendment or termination does not adversely affect any award that is then outstanding without the award holder’s consent. We must obtain shareholder approval of an amendment to the Equity and Incentive Plan if shareholder approval is required to comply with any applicable law, regulation or stock exchange rule.

Registration of Shares.  The shares of Orbitz Worldwide common stock that may be issued pursuant to any new stock options granted in connection with the exchange have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Orbitz Worldwide, you will generally be able to sell the shares you purchase pursuant to your new stock options free of any transfer restrictions under applicable U.S. securities laws.

Tax Consequences.  If you are a U.S. resident, you should refer to Section 14 (“Material U.S. Federal Income Tax Consequences”) below for a discussion of the material U.S. federal income tax consequences with respect to the grant of new stock options under the exchange offer. If you are a resident outside of the U.S., you should refer to Section 15 (“Considerations Specific to Eligible Employees Outside of the U.S.”) and Appendix B (“Guide to International Issues”) of this Offer to Exchange for a discussion of certain income and social insurance tax consequences for individuals in certain countries with respect to the acquisition, holding and vesting of new stock options, as well as the consequences of accepting such awards under the exchange offer. Please consult with your personal tax advisor to discuss these consequences.

Section 10. Information Concerning Orbitz Worldwide, Inc.

General.  Orbitz Worldwide, Inc. is incorporated in the State of Delaware. Our principal executive offices are located at 500 West Madison Street, Suite 1000, Chicago, Illinois 60661, USA, and our telephone number at that address is (312) 894-5000.

We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for and book a broad range of travel products and services. Our brand portfolio includes Orbitz, CheapTickets, The Away Network, and Orbitz for Business in the Americas; ebookers in Europe; and HotelClub based in Sydney, Australia, which has operations globally. We provide customers with the ability to book a comprehensive set of travel products and services from suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, travel insurance and destination services such as ground transportation, event tickets and tours.

Except as otherwise disclosed in this Offer to Exchange or in our current and future filings with the SEC, we presently have no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:

•	a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our dividend policy, our indebtedness or capitalization;

•	any change in our present board or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the NYSE;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the exchange offer.

Certain Financial Information.  Set forth below is a summary of our financial information. This information is derived from and should be read in conjunction with our audited consolidated financial statements and notes thereto included in Part II, Item 8 of our 2009 Form 10-K and our unaudited condensed consolidated financial statements and notes thereto included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which are incorporated herein by reference. See Section 18 (“Additional Information”) below.

SUMMARY FINANCIAL INFORMATION
OF ORBITZ WORLDWIDE, INC.

	Three Months Ended		Years Ended
	March 31,		December 31,
	2010	2009	2009	2008
	(in thousands, except per share data)

Summary of consolidated statements of operations:
Net revenue	$187,153	$188,393	$737,648	$870,276
Total operating expenses	$180,387	$511,968	$1,010,163	$1,108,346
Operating income (loss)	$6,766	$(323,575)	$(272,515)	$(238,070)
Net (loss)	$(5,261)	$(336,156)	$(336,955)	$(298,562)
Net (loss) per share attributable to Orbitz Worldwide, Inc. common shareholders — basic and diluted:	$(0.05)	$(4.02)	$(4.01)	$(3.58)

	As of		As of		As of
	March 31,		December 31,		December 31,
	2010		2009		2008
	(in thousands, except per share data)

Balance sheet data:
Total current assets	$265,362		$169,653		$127,600
Total non-current assets	$1,122,009		$1,124,589		$1,462,292
Total current liabilities	$520,592		$419,203		$386,259
Total long-term liabilities	$631,855		$744,536		$765,396
Total shareholders’ equity	$234,924		$130,503		$438,237
Shareholders’ equity (book value) — per share	$2.33		$1.56		$5.26
Ratio of earnings to fixed charges(a)	—	(a)	—	(a)	—	(a)

(a)	The ratio of earnings to fixed charges was less than 1:1 for each period presented above due to losses incurred by the Company during each respective period. The Company would have needed additional earnings of $5.1 million for the three months ended March 31, 2010 and $336.5 million and $300.7 million for the years ended December 31, 2009 and December 31, 2008, respectively, to achieve coverage of 1:1.

For information regarding the accounting consequences of the exchange offer, see Section 12 (“Status of Stock Options Accepted by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer”) below.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Stock Options.

No members of the board of directors or our Chief Executive Officer will participate in the exchange offer.

A list of our current directors and executive officers as of May 3, 2010 is attached to this Offer to Exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those directors and our named executive officers as of March 31, 2010, please refer to our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2010 and the Initial Statement of Beneficial Ownership of Securities on Form 3 filed with the SEC on April 8, 2010 by Samuel M. Fulton.

None of Orbitz Worldwide or our subsidiaries, our executive officers, directors or affiliates has effected transactions in options to purchase Orbitz Worldwide common stock or in shares of Orbitz Worldwide common stock during the 60 days prior to May 3, 2010.

Except as described in this Offer to Exchange, our 2009 Form 10-K and our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2010, and other than outstanding stock options and other awards granted from time to time to certain of our employees (including executive officers) and our non-employee directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the exchange offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Status of Stock Options Accepted by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.

Eligible options that we accept and cancel in the exchange offer will be returned to the Equity and Incentive Plan and used to grant the new stock options.

Under FASB Accounting Standards Codification 718 Compensation — Stock Compensation (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), to the extent the fair value of each grant of new stock options exceeds the fair value of the old stock options surrendered therefor, this excess will be recognized by us as compensation expense, in addition to any remaining unrecognized expense for the old stock options surrendered. This incremental expense will be recognized ratably over the vesting period of the new stock options in accordance with the requirements of ASC 718. In the event that any of the new stock options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or new stock options as described in this Offer to Exchange. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the exchange offer to accept tendered eligible options and to grant new stock options in exchange therefor is subject to the conditions described in Section 7 (“Conditions of the Exchange Offer”) above.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a description of the material U.S. federal income tax consequences of the exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new stock options are granted, become exercisable or vest.

If you are eligible to participate in the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you. We recommend that you consult with your personal tax advisor to discuss these consequences.

We recommend that you consult with your personal tax advisor to discuss the consequences of participating in the exchange offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of New Stock Options.  We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. You will not recognize any income at the time your new stock options are granted. However, upon exercise of a new stock option, you will generally subject to employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. Orbitz Worldwide will generally be eligible for a tax deduction equal to the income recognized by the exercising employee.

The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

Section 15. Considerations Specific to Eligible Employees Outside of the U.S.

If you reside outside of the U.S., you should refer to Appendix B (“Guide to International Issues”) of this Offer to Exchange for additional information regarding the income and social insurance tax consequences of the exchange offer under various non-U.S. laws.

If you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction and you participate in the exchange offer, the tax consequences of your receipt of new stock options may differ significantly from the U.S. federal income tax consequences. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to eligible employees outside of the U.S. by using the procedures described in Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the U.S.”). In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the exchange offer.

If you are eligible for the exchange offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you. We recommend that you consult with your personal tax advisor to discuss these consequences.

Before electing to participate in the exchange offer, we recommend that you consult with your personal tax advisor to determine the income and social contribution tax consequences of participating in the exchange offer.

Section 16. Extension of Exchange Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth above in Section 7 (“Conditions of the Exchange Offer”) has occurred or is deemed by us to have occurred, to extend the period of time during which the exchange offer is open and thereby delay the acceptance for exchange of any tendered eligible options by giving oral, written or electronic notice of such extension to the eligible employees or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer to terminate or amend the exchange offer and postpone our acceptance and cancelation of any tendered eligible options upon the occurrence of any event set forth above in Section 7 by giving oral, written or electronic notice of such termination or postponement to the eligible employees or making a public announcement thereof. Notwithstanding the foregoing, we will return any eligible options tendered for exchange promptly after any termination or withdrawal by us of the Offer to Exchange.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth above in Section 7 has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect.

Amendments to the exchange offer may be made at any time and from time to time. In the case of an extension of the exchange offer, the amendment will be issued no later than 8 a.m., U.S. Central Daylight Time, on the next business day after the last previously scheduled or announced expiration date of the exchange offer. Any amendment of the exchange offer will be disseminated promptly in a manner reasonably designed to inform eligible employees of the change. Without limiting the manner in which we may choose to disseminate any amendment of the exchange offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer. The amount of time by which we will extend the expiration date following a material change in the terms of the exchange offer or information concerning the exchange offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice of the modification (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	we change the manner in exchange ratio of the eligible options will be calculated (i.e., increase or decrease what we will give you in exchange for your options);

•	we increase the number of options eligible to be tendered for exchange in the exchange offer such that the number of common shares underlying the increased options exceed 2% of the number of common shares issuable upon exercise of the options that are eligible to be tendered for exchange in the exchange offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight, U.S. Eastern Daylight Time.

Section 17. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking eligible employees to exchange their eligible options under the exchange offer.

Section 18. Additional Information.

With respect to the exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your eligible options. We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, we are obligated to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 3, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 6, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 10, 2010;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2010; and

•	the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on July 16, 2007, together with any other amendments or reports filed for the purpose of updating such description.

Copies of these filings may be obtained at the SEC’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our filings are also available to the public on the SEC’s website at http://www.sec.gov and our Investor Relations website at http://www.orbitz-ir.com.

Our common stock is quoted on the NYSE under the symbol “OWW”.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request these documents by writing to Orbitz Worldwide, Inc., Attn: Paul Wolfe, GVP-Human Resources, 500 West Madison Street, Suite 1000, Chicago, Illinois 60661, USA, or emailing us at tenderoffer@orbitz.com.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Orbitz Worldwide should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to, nor will eligible options be accepted from the eligible employees residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept the exchange offer with respect to your options. You should rely only on the information in this document or documents, to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the exchange offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Orbitz Worldwide.

May 3, 2010
(as amended and restated on May 18, 2010)

Orbitz Worldwide, Inc.

APPENDIX A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF
ORBITZ WORLDWIDE, INC.

The directors and executive officers of Orbitz Worldwide, Inc., and their positions and offices held as of May 3, 2010 are set forth as follows:

Name	Positions and Offices Held

Directors:
Martin J. Brand	Director
Jeff Clarke	Chairman of the Board
William C. Cobb	Director
Richard P. Fox	Director
Bradley T. Gerstner	Director
Jill A. Greenthal	Director
William J.G. Griffith, IV	Director
Barney Harford	Director, President and Chief Executive Officer
Paul C. Schorr, IV	Director
Jaynie Miller Studenmund	Director

Executive Officers:
Barney Harford	President, Chief Executive Officer and Director
Marsha C. Williams	Senior Vice President and Chief Financial Officer
Michael J. Nelson	President, Partner Services Group
Frank A. Petito	President, Orbitz for Business
James P. Shaughnessy	Senior Vice President, Chief Administrative Officer and General Counsel
Samuel M. Fulton	Senior Vice President, Retailing

The address of each director and executive officer is c/o Orbitz Worldwide, Inc., 500 West Madison Street, Suite 1000, Chicago, Illinois 60661, USA. The telephone number for each director and executive officer is (312) 894-5000.

A-1

APPENDIX B
GUIDE TO INTERNATIONAL ISSUES

EXCHANGE OFFER: A GUIDE TO CERTAIN TAX ISSUES IN THE UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the exchange offer for eligible employees subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired upon exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom may apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. If a joint election between you and your employer is implemented, you will also be liable for paying your employer’s NICs on the spread when you exercise the new stock options. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the new stock options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new stock options. If you fail to pay this amount to your employer within that time limit, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer bearing interest at the then-current HMRC official rate.

Sale of Shares

When you sell the shares acquired upon exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (10,100 Pounds Sterling for the 2010-2011 tax year). Furthermore, if you acquire other shares of our common stock, you must take into account the share identification rules in calculating your capital gains tax liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your new stock options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new stock options, the exercise of the new stock options, other related income and any tax withheld. You are responsible for reporting the exercise of the new stock options and for reporting and paying any tax resulting from the sale of shares.

If you are in any doubt as to your tax treatment in relation to the new stock options or shares, we encourage you to consult with your personal tax advisor.

EXCHANGE OFFER: A GUIDE TO CERTAIN TAX ISSUES IN AUSTRALIA

The following is a discussion of the material tax consequences of participating in the exchange offer for eligible employees subject to tax in Australia. This discussion is based on the law in effect in Australia as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired upon exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia may apply to your specific situation.

Option Exchange

Your participation in the exchange offer may give rise to taxation. Your tender of eligible options in the exchange offer will be treated as a disposal of your eligible options in exchange for the new stock options. Therefore, there may be tax implications for you in relation to both of the following: (1) the “cancelation” of the eligible options and (2) the grant of the new stock options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (an “Election”). The tax treatment of the disposal (i.e., cancelation) of the eligible options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below) or not. If, however, the tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the eligible options may be different from that described below.

If you did not make an Election, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible options on the cancelation date (i.e., the date on which your eligible options are exchanged) at your marginal rate of tax.

If you made an Election, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancelation and the market value of the eligible options at the time of the grant. If, at the time of the cancelation of the eligible options, you have held the eligible options for at least one year prior to the cancelation date, you will be subject to tax on 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to tax on the entire capital gain.

If the market value of the eligible options at the time of cancelation is less than the market value of the eligible options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Grant of New Stock Options

For Australian tax purposes, you may be subject to tax as a result of the grant of the new stock options, but the tax consequences will depend on whether the new stock options qualify for deferred tax. We will notify you whether the new stock options qualify for deferred tax.

If the new stock options do not qualify for deferred tax, you must include an amount in your assessable income in the income year in which your eligible options are canceled. The amount included in your assessable income will be the market value of the new stock options at the time of grant less the market value of the eligible options as of the cancelation date.

If the new stock options qualify for deferred tax, you will be required to include an amount in your assessable income in the income year in which the earliest of the following occurs (the “Assessment Event”):

(i)	when there are no longer any genuine restrictions on the disposal of the new stock options and there is no real risk of forfeiting the rights;

(ii)	when your employment with Orbitz Worldwide or one of its subsidiaries ceases;

(iii)	when there are no longer any genuine restrictions on exercising the new stock options or the disposal of the resulting shares, and there is no real risk of the employee forfeiting the new stock options or the underlying shares; and

(iv)	seven years from the time of acquisition of the new stock options.

The amount that you must include in your assessable income for the income year in which the Assessment Event occurs in relation to the new stock options will be:

(i)	if you dispose of the shares of common stock acquired upon exercising the new stock options in an arm’s length transaction within 30 days after the relevant Assessment Event — the amount of any consideration received for the disposal less the exercise price (if the new stock options have been exercised); or

(ii)	in any other case — the market value of the new stock options (or the shares of common stock acquired upon exercising the new stock options) at the Assessment Event less the consideration paid to acquire the new stock options (reduced by the exercise price of the new stock options, if the new stock options have been exercised).

The consideration paid to acquire the new stock options is equal to the market value of the canceled eligible options as of the cancelation date. In effect, this treatment means you will typically be subject to income tax and Medicare levy contributions on the difference (or “spread”) between the market value of the shares (as defined under Australian tax law) acquired upon exercise and the exercise price.

If you lose the benefit of the new stock options before you are able to exercise the new stock options (e.g., you cease working for Orbitz Worldwide before the new stock options fully vest), you will be deemed to have never acquired the new stock options. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the new stock options. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the new stock options.

Exercise of New Stock Options

When you exercise the new stock options, you may be subject to income tax as described above depending on whether the new stock options qualified for deferred tax.

Sale of Shares

When you sell the shares acquired upon exercise of the new stock options, you will be subject to tax on any capital gains made unless you dispose of the shares in an arm’s length transaction within 30 days of the relevant Assessment Event and the new stock options qualified for deferred tax (in which case your tax treatment will be limited to the income tax consequences described above). Provided you sell the shares in an arm’s length transaction, the assessable capital gain will be:

(i)	in cases where you have held the shares for less than one year — the difference between the sale price and your cost base in the shares; or

(ii)	in cases where you have held the shares for at least one year — one-half of the difference between the sale price and your cost base in the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If the new stock options did not qualify for deferred tax, your cost basis in the shares will be the market value (as defined under Australian tax law) of the new stock options at the time of grant plus the exercise price. If the new stock options qualified for deferred tax, your cost base in the shares will be the market value (as defined under Australian tax law) of your new stock options at the time of the relevant Assessment Event plus the exercise price.

If you sell the shares in an arm’s length transaction at a sale price that is less than your cost base in the shares, then a capital loss will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, the market value of the shares at the time of the transaction is used instead of the sale price for any of the calculations in this section.

Withholding and Reporting

Your employer is required to provide a statement for each income year in which it provides new stock options to employees or an Assessment Event occurs for new stock options that qualify for deferred tax. The statement may require your employer to provide details of your employment and the new stock options, an estimate of the market value of the new stock options at the time of acquisition and the consideration paid towards the acquisition. Your employer may also be required to withhold tax if you have not provided your Tax File Number to your employer. Your employer is not otherwise required to withhold or report income tax or Medicare levy contributions when you exercise your new stock options. You are responsible for reporting and paying any tax resulting from the grant of your new stock options, any Assessment Event or the sale of your shares.